UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011 (September 13, 2011)

Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Brent D. Richardson, Executive Chairman of Grand Canyon Education, Inc. (the “Company”), adopted a stock trading plan on December 13, 2010, in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. Once a plan is established, the insider retains no discretion over sales under the plan and the prearranged trades are executed through a broker in accordance with the plan.

Effective September 13, 2011, Mrs. Richardson modified his 10b5-1 plan to extend the time period and increase the number of shares subject to the plan, as part of his individual long-term asset diversification, tax, and financial planning strategy as follows:

Name	Title	Remaining number of shares of common stock that may be sold under the 10b5-1 Plan, as modified	Time period of 10b5-1 Plan, as modified
Brent D. Richardson	Executive Chairman	2,000,000	January 1, 2011- December 31, 2012

Pursuant to this 10b5-1 plan, without further direction from Mr. Richardson in accordance with the terms and conditions set forth in his 10b5-1 plan, certain shares of the Company’s common stock held by Mr. Richardson will be sold on a periodic basis on the open market at prevailing market prices subject to minimum price thresholds specified in the plan.

Any transactions effected pursuant to the 10b5-1 plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission, as applicable. Except to the extent required by law, the Company does not undertake to report any Rule 10b5-1 plans that may be adopted by any of the Company’s officers or directors in the future, nor to report any modifications or terminations of any publicly announced Rule 10b5-1 plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2011	GRAND CANYON EDUCATION, INC.

	By:	/s/ Daniel E. Bachus
Daniel E. Bachus Chief Financial Officer (Principal Financial and Principal Accounting Officer)